Exhibit 99.2

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares Reports Record Profits

Whiteville, NC — January 21, 2004 — Waccamaw Bankshares (NASDAQ Symbol: WBNK), the Whiteville based community financial holding company and parent of Waccamaw Bank reports net income for the year ending December 31, 2003 was $2,006,783. This was a 29% increase over earnings for 2002 and is equal to $1.09 per share compared with $.85 per share in 2002. Total assets for the corporation were $193,206,943, a 20% increase over the previous year.

Waccamaw Bankshares, through its affiliate Waccamaw Bank, operates banking offices in Whiteville, Tabor City, Chadbourn, Shallotte, and Holden Beach. Investment services are offered through Waccamaw Financial Services, which is a full service brokerage and insurance subsidiary with the primary offices housed in the Whiteville Main Office. Waccamaw Bank also offers mortgage services through its offices in Shallotte and Whiteville. Waccamaw Bankshares owns an interest in Sidus Financial, LLC which, in addition to supporting Waccamaw Bank, offers mortgage services to other community banks in North Carolina, South Carolina and Virginia. For more information, call (910) 641-0044, or go to www.waccamawbank.com.